UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 29, 2019

NEPHROS, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	001-32288	13-3971809
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

380 Lackawanna Place, South Orange, New Jersey 07079

(Address of principal executive offices, including ZIP code)

(201) 343-5202

(Registrant’s telephone number, including area code)

n/a

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 29, 2019, the Board of Directors (the “Board”) of Nephros, Inc. (the “Company”) appointed Thomas Gwydir as a director of the Company. Mr. Gwydir will serve as a Class III Director and will be up for election at the Company’s 2020 Annual Meeting of Stockholders.

Mr. Gwydir was not appointed to the Board pursuant to any arrangement or understanding between him and any other person. Mr. Gwydir has not been a party to, nor has he had a direct or indirect material interest in, any transaction with the Company during the current or preceding fiscal year. The Company will provide Mr. Gwydir with the standard compensation and indemnification approved for non-employee directors, which consists of a $20,000 annual retainer and $1,500 per meeting for each quarterly Board meeting attended and reimbursement for expenses incurred in connection with serving on the Board. Additionally, Mr. Gwydir received a grant of a options to purchase 86,641 shares, which is equal to the product of 0.0011 multiplied by the total number of outstanding shares of common stock of the Company on a fully-diluted basis. The exercise price per share is equal to $0.59, the fair market value price per share of Company common stock on April 29, 2019 and these options will vest in three equal installments on each of the date of grant and the first and second anniversaries thereof.

A copy of the Company’s press release announcing the appointment of Mr. Gwydir is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
99.1	Press Release dated May 1, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Nephros, Inc.

Dated: May 2, 2019	By:	/s/ Andrew Astor
Andrew Astor
Chief Financial Officer